Exhibit 99.1
GSE Announces Follow-On Financing with The Lind Partners

– Financing includes upfront funding of $1.5 million to enhance liquidity –

COLUMBIA, MD – June 26, 2023– GSE Solutions (“GSE Systems, Inc.” or “GSE”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that supports the future of clean-energy production and decarbonization initiatives for the nuclear power industry, today announced it has entered into a follow-on financing with The Lind Partners, which will be in the form of a convertible security with a term of 24 months. The offering is for a total of $8 million, with upfront proceeds of $1.5 million upon closing and up to an additional $6.5 million, funded in minimal increments of $1 million and subject to mutually agreed terms. Repayment of the new $1.5 million in proceeds will commence in one year and at that time will be repaid in 12 monthly installments.

In conjunction with this offering, The Lind Partners have agreed to amend certain terms of the initial convertible note entered into February 28, 2022, by extending the current outstanding balance by five months, so remaining balance will now be repaid in 12 monthly installments.

“We are appreciative to The Lind Partners on providing additional access to capital along with amended terms to our original offering. These funds and amended terms will offer the company additional liquidity as we look to close new business, while making sure we manage costs as tightly as possible. We are grateful for the relationship with and support of Lind,” stated Kyle Loudermilk, President and CEO of GSE Solutions.

“Lind is excited to assist GSE with additional access to capital. The company has had some solid recent contract wins and is well positioned to scale its business as the nuclear sector re-focuses on facility improvements and capital upgrades. There is long term momentum in place partially driven by the Inflation Reduction Act in August of 2022, which includes a federal tax credit for zero-emission nuclear power generation; and the Infrastructure Investment and Jobs Act, signed into law November 2021 which allocates $1.2 billion per year through 2026 for the DOE to aid existing nuclear facilities to extend their operating life,” said Phillip Valliere, Managing Director at The Lind Partners.

For more detailed description of the transaction, please refer to the Company’s Form 8-K filed with the U.S. Securities and Exchange on June 26, 2023.
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ABOUT GSE SOLUTIONS
Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE’s advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. GSE delivers operational excellence with over 1,100 installations and hundreds of customers in over 50 countries. www.gses.com

About The Lind Partners
The Lind Partners manages institutional funds that are leaders in providing growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind’s funds make direct investments ranging from US$1 to US$30 million, invest in syndicated equity offerings and selectively buy on market. Having completed more than 100 direct investments totaling over US$1 Billion in transaction value, Lind’s funds have been flexible and supportive capital partners to investee companies since 2011. www.thelindpartners.com.

Company Contact
Kyle Loudermilk
Chief Executive Officer
GSE Solutions
(410) 970-7800

Investor Contact
Adam Lowensteiner
Vice President
Lytham Partners
gvp@lythampartners.com
(646) 829-9702